Exhibit 1A-6J

THIS AGREEMENT IS SUBJECT TO STRICT REQUIREMENTS FOR ONGOING REGULATORY COMPLIANCE BY THE PARTIES HERETO, INCLUDING, WITHOUT LIMITATION, REQUIREMENTS THAT THE PARTIES TAKE NO ACTION IN VIOLATION OF EITHER THE MICHIGAN MEDICAL MARIHUANA FACILITIES LICENSING ACT OR REGULATION AND TAXATION OF MARIHUANA ACT (TOGETHER WITH ALL RELATED RULES AND REGULATIONS THEREUNDER, THE “ACT”) OR THE GUIDANCE OR INSTRUCTION OF THE MICHIGAN BUREAU OF MARIHUANA REGULATION (THE “REGULATOR”). SECTION 3(A) OF THIS AGREEMENT CONTAINS SPECIFIC REQUIREMENTS AND COMMITMENTS BY THE PARTIES TO MAINTAIN FULLY THEIR RESPECTIVE COMPLIANCE WITH THE ACT AND THE REGULATOR. THE PARTIES HAVE READ AND FULLY UNDERSTAND THE REQUIREMENTS OF SECTION 3(A).

Membership Interest TRANSFER RESTRICTION AND SUCCESSION AGREEMENT

THIS MEMBERSHIP INTEREST TRANSFER RESTRICTION AND SUCCESSION AGREEMENT (“Agreement”), is dated as of January 31, 2019 (the “Effective Date”), by and among AEY HOLDINGS LLC, a Michigan limited liability company (“License Holder”), on behalf of itself and each of its subsidiaries set forth on Schedule 1 attached hereto (each, a “Subsidiary” and collectively, the “Subsidiaries”), David Malinoski, the sole member of License Holder (the “Member”), and SPARTAN PARTNERS HOLDINGS, LLC, a Michigan limited liability company (“Service Company”) (collectively, the “Parties” and each a “Party”).

RECITALS:

A.       The Member is the sole member of License Holder and owns and holds, beneficially and of record, all of the equity interests in License Holder (the “Membership Interests”).

B.       License Holder and the Member believe that it is in the best interests of License Holder and the Member to restrict the transferability of License Holder’s Membership Interests and to provide for continuity in its ownership and a definite means of sale of the Membership Interests.

C.       License Holder desires that Service Company assist License Holder in connection with the transfers contemplated herein.

NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.        Membership Interests. The Member represents and warrants that (a) he, she or it owns all of his, her or its Membership Interests of License Holder, beneficially and of record, free and clear of all liens, security interests, pledges, mortgages, restrictions on transfer, rights of first refusal, voting trusts or agreements and other encumbrances, other than under this Agreement and restrictions on transfer under applicable state and federal law; (b) the Membership Interests are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of any preemptive rights or any right of first refusal or other similar right in favor of any person; and (c) the Member has full, absolute and unrestricted right, power, capacity and authority to sell, transfer, assign and deliver the Membership Interests to the Designated Transferee(s) (as defined below).

2.            Restrictions.

(a)         Restrictions on Transfer. Except as otherwise provided in this Agreement, the Member shall not sell, transfer, assign or otherwise dispose of (whether voluntarily, involuntarily, by operation of law or otherwise), or pledge, mortgage, hypothecate or otherwise encumber, or permit or suffer any encumbrance on, all or any part of the Membership Interests (nor agree to do any of the foregoing). Nor shall the License Holder sell, transfer, assign or otherwise dispose of (whether voluntarily, involuntarily, by operation of law or otherwise), or pledge, mortgage, hypothecate or otherwise encumber, or permit or suffer any encumbrance on, all or any part of its ownership interests in the Subsidiaries (nor agree to do any of the foregoing). Upon the occurrence of a Transfer Event (as defined below) pursuant to Section 3(d), the Member shall hold the Membership Interests in trust for the benefit of the Designated Transferee(s) until the designation of a Designated Transferee(s) becomes effective. Any transfer or purported transfer made in violation or breach of any provision of this Agreement is void ab initio, and License Holder shall not transfer or recognize on its books or records any transfer that violates any provision of this Agreement.

(b)         Other Restrictions. License Holder shall not issue, sell or deliver any Membership Interests (other than the Membership Interests held by the Member as of the date hereof), or any options, warrants, rights or other securities exercisable for, convertible into or exchangeable for Membership Interests, nor merge or consolidate with any other person or entity, nor liquidate or dissolve, nor amend its articles of organization or operating agreement, nor redeem any Membership Interests (except in accordance with this Agreement) or agree to do any of the foregoing. Each Subsidiary of License Holder shall not issue, sell or deliver any ownership interests (other than the ownership interest held by License Holder in each such Subsidiary as of the date hereof), or any options, warrants, rights or other securities exercisable for, convertible into or exchangeable for ownership interests in such Subsidiary, nor merge or consolidate with any other person or entity, nor liquidate or dissolve, nor amend its articles of organization or operating agreement, nor redeem any ownership interests (except in accordance with this Agreement) or agree to do any of the foregoing. Any issuance, purported issuance or redemption made in violation or breach of any provision of this Agreement is void ab initio, and neither License Holder nor its Subsidiaries shall transfer or recognize on its books or records any issuance that violates any provision of this Agreement. Notwithstanding anything in this Agreement to the contrary, the Parties agree that the following actions by License Holder or any Subsidiary shall require the prior written consent of Service Company:

(i)               The payment of any distributions or dividends to the Member by the License Holder or to the owner of a Subsidiary by such Subsidiary other than amounts equal to such owner’s presumed tax liability for any fiscal year;

(ii)             The incurrence of loans or other indebtedness in an amount in excess of Twenty-Five Thousand Dollars ($25,000.00);

(iii)             The hiring or discharge of any employees, or the engagement or termination of engagement of any independent contractor, at a compensation in excess of Fifty Thousand Dollars ($50,000.00) per annum;

(iv)             The entering into of any contract involving aggregate consideration in excess of Twenty-Five Thousand Dollars ($25,000.00); and

(v)              The creation of any affiliate indebtedness or any other obligation (1) due to the Member or any owner of a Subsidiary by the License Holder or a Subsidiary or (2) owed by the Member or any owner of a Subsidiary to the License Holder or a Subsidiary.

(c)         Legend. The Member acknowledges that the certificates (if any) representing the Membership Interests shall contain a legend referencing of the restrictions on the transfer of the Membership Interests imposed by this Agreement, in addition to any other legend required by applicable law. Notwithstanding this requirement, all the Membership Interests shall be held subject to the provisions of this Agreement regardless of whether the Membership Interests are certificated or not, and whether any such certificate bears such legend, a similar legend or no legend at all. Such legend shall be substantially in the form of following:

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER IMPOSED BY APPLICABLE STATE AND FEDERAL LAW AND BY THE TERMS OF A MEMBERSHIP INTERESTS TRANSFER RESTRICTION AND SUCCESSION AGREEMENT (A COPY OF WHICH IS ON FILE WITH THE ISSUER AND AVAILABLE WITHOUT CHARGE), AND NO TRANSFER OF THE MEMBERSHIP INTERESTS REPRESENTED HEREBY OR OF MEMBERSHIP INTERESTS ISSUED IN EXCHANGE THEREFOR SHALL BE VALID OR EFFECTIVE UNTIL THE TERMS AND CONDITIONS OF SUCH LAWS AND AGREEMENT SHALL HAVE BEEN FULFILLED IN THE JUDGMENT OF THE ISSUER.

3.            Transfer of Membership Interest.

(a)         Regulatory Compliance. This Agreement is subject to strict requirements for ongoing regulatory compliance by the Parties, including, without limitation, requirements that the Parties take no action in violation of either the Michigan Medical Marihuana Facilities Licensing Act or the Michigan Regulation and Taxation of Marihuana Act (together with all related rules and regulations thereunder, the “Act”) or the guidance or instruction of the Michigan Bureau of Marihuana Regulation (the “Regulator”). The Parties acknowledge and understand that the Act and/or the requirements of the Regulator are subject to change and are evolving as the marketplace for state-compliant cannabis businesses continues to evolve. If necessary or desirable to comply with the requirements of the Act and/or the Regulator, the Parties hereby agree to (and to cause their respective affiliates and related parties and representatives to) use their respective commercially reasonable efforts to take all actions reasonably requested to ensure compliance with the Act and/or the Regulator, including, without limitation, negotiating in good faith to amend, restate, amend and restate, supplement, or otherwise modify this Agreement to reflect terms that most closely approximate the Parties’ original intentions but are responsive to and compliant with the requirements of the Act and/or the Regulator. In furtherance, not limitation of the foregoing, the Parties further agree to cooperate with the Regulator to promptly respond to any informational requests, supplemental disclosure requirements, or other correspondence from the Regulator and, to the extent permitted by the Regulator, keep all other parties hereto fully and promptly informed as to any such requests, requirements, or correspondence. For the avoidance of doubt, any “transfers” of Membership Interests as contemplated by this Section 3 are expressly conditioned upon the prior approval of any local municipality, including without limitation, the Regulator, having respective authority over License Holder’s permits and licenses which enable License Holder to conduct its business in accordance with the Act. This limitation shall include but not be limited to, the Regulator’s express approval of any Designated Transferee(s), as required, as a member and/or manager of the License Holder subject to the application process required by the Act (the “Transfer Approval”).

(b)         Attorney-in-Fact. Each of License Holder and the Member, on behalf of such Party and its, his, her or its successors and assigns, hereby appoints Service Company as such Party’s and its, his, her or its successors’ and assigns’ attorney-in-fact with full power and authority to execute all documents and do all things necessary to effectuate the transfer to the Designated Transferee(s) designated as provided in Section 3(h) hereof, of record ownership of the Membership Interests held in the name of the Member upon a Transfer Event. Such appointment shall be irrevocable and shall survive the Member’s death, disability, incapacity or dissolution.

(c)         Transfer by a Member. If the Member desires to sell or transfer any of the Membership Interests, he, she or it shall provide prior written notice to License Holder and to Service Company, as attorney-in-fact, of his, her or its desire to sell or transfer Membership Interests. The Service Company, as attorney-in-fact, will use commercially reasonable efforts to designate a Designated Transferee(s) within one hundred eighty (180) days following its receipt of such notice and shall specify the same in a written notice to the Member and License Holder. If Service Company so designates such a Designated Transferee(s) within such period, and subject to the limitation stated in Section 3(a) above, then the Member will transfer and convey to the Designated Transferee(s) all of the Membership Interests held by the Member, free and clear of all liens, security interests and other encumbrances, at a closing to be held at the offices of Service Company on such date and at such time within thirty (30) days following the receipt of the Transfer Approval.

(d)         Automatic Transfer. For consideration of $1.00, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows. All of the Membership Interests of the Member shall be deemed to have been transferred to the Designated Transferee(s) designated as provided in Section 3(h), without further action by the Member, automatically and immediately upon the occurrence of any of the following events (each a “Transfer Event”); provided, however, that until the Designated Transferee(s) shall have been designated by Service Company pursuant to Section 3(h) and have obtained the Transfer Approval pursuant to Section 3(a), the Member shall continue to hold the Membership Interests in trust for the benefit of the Designated Transferee(s):

(i)               The Member’s death;

(ii)              The Member is adjudicated incompetent by any court of competent jurisdiction or becomes disabled such that he or she is unable with reasonable accommodation to render services on behalf of License Holder;

(iii)             The Member becoming disqualified under any applicable laws or the articles of organization or operating agreement of License Holder to continue to be a member of License Holder;

(iv)             The Member’s continued ownership of the Membership Interests would jeopardize License Holder’s or any Subsidiary’s continued ownership of applicable registration, permits or licenses necessary to conduct the business of License Holder or any Subsidiary or prohibit License Holder’s or any Subsidiary’s ability to pursue additional registrations, permits and licenses necessary for other locations;

(v)              The filing of a petition under the bankruptcy laws of the United States or any state with respect to the Member, License Holder or any Subsidiary, an assignment by the Member, License Holder or any Subsidiary for the benefit of creditors, or a receiver or trustee of the Member’s, License Holder’s or any Subsidiary’s rights or interests is appointed pursuant to any judicial proceeding;

(vi)             The Member is convicted of, pleads guilty or no contest to, any felony or any misdemeanor offense involving moral turpitude, dishonesty, theft, fraud or any other conduct that could reasonably be expected to impair the reputation or business of License Holder or any Subsidiary;

(vii)           The Member’s gross negligence, willful misconduct, fraud, dishonesty, misappropriation, embezzlement or theft with respect to License Holder or any Subsidiary, or the Member’s conduct, action, communication or failure to act that is materially disruptive, injurious or detrimental to License Holder, any Subsidiary or their practices or operations;

(viii)          The Member’s employment with Service Company terminates for any reason, if the Member is employed by the Service Company as of the date hereof or thereafter;

(ix)             The filing by or on behalf of the Member of any petition for or any other documents causing or intended to cause a judicial, administrative, voluntary or involuntary dissolution of License Holder or any Subsidiary, or causing or intended to cause a judicial, arbitral or administrative review or challenge to the enforceability of this Agreement or any agreement between License Holder and Service Company or their respective affiliates;

(x)              Any order is entered, or any settlement is reached, in any proceedings regarding the division of the Member’s property pursuant to a divorce or separate maintenance action, that awards or purports to award any ownership of or interest in any of the Membership Interests to any Person other than the Member;

(xi)             Any transfer or attempted or purported transfer of the Membership Interests or any portion thereof by the Member, or any person, individual, entity or governmental authority, to any person, individual or entity who is not the Designated Transferee(s) designated pursuant to Section 3(h), whether voluntarily or involuntarily, by operation of law, or in connection with a bankruptcy, insolvency or foreclosure proceeding, divorce or marital dissolution or otherwise;

(xii)            Any order, judgment or decree is entered by any court of competent jurisdiction against the Member in excess of $25,000; or

(xiii)          Any action by the Member, License Holder or any Subsidiary in violation or breach of any of the provisions of this Agreement.

(e)         Notice of Transfer Event. If any Transfer Event described in Section 3(d)(i)-(xiii) shall occur, the Member or his, her or its personal representative, as the case may be, shall promptly give written notice of such Transfer Event to License Holder and Service Company in reasonable detail, including the circumstances and timing of such event.

(f)          Effect of Transfer; Delivery of Certificates. Notwithstanding anything to the contrary herein, upon the occurrence of a Transfer Event and the Designated Transferee obtaining the Transfer Approval pursuant to Section 3(a), (i) all of the Membership Interests of the Member will be automatically and immediately transferred, or deemed to be transferred, to the Designated Transferee(s); (ii) the Member shall immediately resign, or shall be deemed to have resigned, as a director, manager and/or officer of License Holder, as applicable; and (iii) the Member, and any purported transferee of the Membership Interests other than the Designated Transferee(s), will no longer have any rights as a holder of the Membership Interests and will not have and may not exercise any voting, economic or other rights or interests in License Holder or the Membership Interests (other than the right to receive payment of the Purchase Price, as defined below, in accordance with this Agreement). The Designated Transferee(s) shall have, from and after such Transfer Event, subject to the Transfer Approval, all ownership and voting rights as to the Membership Interests in accordance with this Agreement, irrespective of receipt of a certificate for the Membership Interests, receipt by the Member of payment of the Purchase Price for the Membership Interests, or any other act or matter. The Member, on his, her or its own behalf and on behalf of his, her or its heirs, administrators, legal representatives and other successors, hereby agrees to promptly take such steps and to promptly execute and deliver such assignments, stock or membership interest powers, representations and warranties and other documents as Service Company or Designated Transferee(s) may reasonably request to affect any transfer or closing contemplated by this Agreement. Upon any of the transfers or at any of the closings contemplated in this Agreement, the Member (or his, her or its heirs, administrators, legal representatives and other successors, as applicable) shall promptly deliver or cause to be delivered to the Designated Transferee(s) all certificates representing the Membership Interests, with each certificate endorsed in blank for transfer or accompanied by a membership interest transfer power (“Membership Interests Power”) duly completed and executed in blank. For the avoidance of doubt, should there be any delay in the transfer of Membership Interests to a Designated Transferee relating to the Transfer Approval, the Membership Interests shall be held in trust by the Member for the benefit of the Designated Transferee until such Transfer Approval is obtained.

(g)         Purchase Price. The purchase price for all of the Membership Interests of the Member transferred to the Designated Transferee(s) hereunder (the “Purchase Price”) shall be a total of One Hundred Dollars ($100). Payment of the Purchase Price shall be made by the Designated Transferee(s) to the Member or his, her or its personal representative, as the case may be, within thirty (30) days following the transfer of the Membership Interests to the Designated Transferee(s). Notwithstanding the Designated Transferee(s)’s obligation to pay the Purchase Price to the Member, upon the occurrence of a Transfer Event and the Designated Transferee obtaining the Transfer Approval, the Membership Interests will be immediately and automatically transferred to the Designated Transferee(s). The Member’s only remedy for the failure of the Designated Transferee(s) to pay the Purchase Price for the Membership Interests shall be money damages, and in no way shall such failure jeopardize the temporary or permanent transfer of any rights as to the Membership Interests.

(h)         Designated Transferee(s). The Service Company, in its capacity as attorney-in- fact hereunder, shall, following the occurrence of any Transfer Event, designate one or more persons (each, a “Designated Transferee”) to be transferred and conveyed all of the Membership Interests of the Member in accordance with this Agreement and applicable law; provided, that each such Designated Transferee shall be an individual qualified to be a member of License Holder under the Act and shall obtain or have obtained the Transfer Approval establishing such qualification. The Designated Transferee(s) shall accept such designation by executing a new Membership Interests Transfer Restriction and Succession Agreement with License Holder and Service Company, in substantially the form and substance of this Agreement.

4.           After Acquired Membership Interests. Upon any distribution, split or reverse split of Membership Interests, recapitalization, reorganization, business combination or other change affecting License Holder’s outstanding Membership Interests pursuant to which any new, substituted or additional Membership Interests or securities are issued to the Member by reason of any such event or transaction, or any issuance or transfer of Membership Interests or securities of License Holder to the Member, the Membership Interests and securities shall be automatically and immediately subject to this Agreement and included within the definition of the “Membership Interests” of the Member for purposes of this Agreement.

5.           Additional Members. If any Person, other than or in addition to the Member, is or becomes a member of License Holder or holder of Membership Interests of License Holder on or after the date hereof, License Holder and Member shall, as a condition to becoming such a member or holder, cause such Person to execute and deliver (i) a joinder to this Agreement whereby such Person shall become bound by and a Party to this Agreement as a “Member” hereunder, and (ii) a Membership Interests Power, in each case in form and substance mutually acceptable to the Parties.

6.           Consent of Spouse. If the Member is married on the date of this Agreement, then the Member’s spouse shall concurrently herewith execute and deliver a Consent and Acknowledgment of Spouse (“Spousal Consent”) in substantially the form and substance of Exhibit A hereto, to acknowledge that his, her or its community property interest, if any, in the Membership Interests of the Member is subject to this Agreement. If the Member marries or remarries subsequent to the date of this Agreement, then within thirty (30) days thereafter such new spouse shall make such acknowledgement by executing and delivering a Spousal Consent. This Agreement shall not be deemed to confer or convey to any such spouse any rights in any of the Membership Interests that do not otherwise exist by operation of law.

7.           Term. This term of this Agreement shall commence as of the Effective Date and shall terminate upon the occurrence of any of the following events:

(a)                 Written agreement to terminate this Agreement by all the Parties hereto;

(b)                If the Member shall have transferred all of the Membership Interests of the Member to the Designated Transferee(s) in accordance with the terms and conditions of this Agreement; or

(c)                The twenty one (21) year anniversary of the death of the last survivor of the Member and his, her or its now-living lineal descendants, if the Member is an individual person.

8.           No Control. Notwithstanding any provision in this Agreement and except as otherwise set forth in a separate agreement between the Parties, the Parties acknowledge and agree that: (a) License Holder is solely in control of the business operated by License Holder; (b) the Member shall be unfettered in the exercise of his, her or its professional judgment; and (c) nothing in this Agreement is intended, nor shall be construed, to permit Service Company to control License Holder or its business or interfere with the Member’s judgment or any of the aspects of the business or take any action that is prohibited by the Act or other applicable law. The relationship created by this Agreement is not intended to be, shall not be deemed to be, and shall not be treated as a partnership or joint venture among or between the Parties.

9.           Review and Modification of Agreement. Each Party has read this Agreement in full, has had the opportunity for independent review by its legal and other counsel, and has consulted with and been advised by such counsel, and the terms and conditions contained herein have been arrived at by arm’s length negotiations among the Parties. The Parties intend that rules of interpretation or construction of contracts that would construe any ambiguity herein against the draftsman, by virtue of being the draftsman, shall not apply. It is the express intention of the Parties hereto that the terms and provisions of this Agreement be enforceable to the fullest extent permitted by applicable law. Accordingly, Service Company may engage (or cause to be engaged) counsel experienced in such matters from time to time to review the laws of the applicable jurisdiction and application on and impact to the terms and provisions of this Agreement. If such counsel determines that it is necessary or desirable to modify the terms of this Agreement to comply with applicable law, the Parties shall promptly negotiate in good faith to prepare and finalize written modifications to this Agreement to comply with such advice.

10.         Dispute Resolution.

(a)                Disputes. Any dispute, claim or controversy between the Parties or among the Parties and any affiliate thereof with respect to, that arises out of or that relates to this Agreement or any of the arrangements provided for herein (including any renewals, extensions or modifications thereof), whether arising in contract, tort or by statute and including any dispute, claim or controversy concerning the existence, validity, interpretation, enforceability, performance, breach or termination of this Agreement, the validity or enforceability of this Section 10 and all claims of arbitrability (each, a “Dispute”) shall be resolved exclusively in accordance with this Section 10.

(b)                Attempt to Resolve. If any Dispute does arise, then the Parties agree to communicate, promptly and in good faith, with each other to discuss and attempt to resolve the Dispute. The terms of any agreement or resolution reached by the Parties in such discussions shall be committed to writing, and such writing shall be treated as confidential and compromise and settlement negotiations for purposes of applicable rules of evidence.

(c)                Mediation. If the Dispute is not resolved pursuant to Section 10(b) within thirty (30) days after the Dispute arises, or if a Party fails or refuses timely to engage in such discussions, then upon written demand of any Party the Dispute shall be submitted promptly to mediation with a single mediator administered by the American Arbitration Association (“AAA”) or its successor under its commercial mediation rules and procedures in effect at the time the mediation commences, before resorting to arbitration. The mediator shall be selected and appointed in accordance with such AAA rules and procedures. The mediation shall be conducted in Michigan. Each Party may be represented by one or more attorneys or other selected representative(s). Each Party will bear and pay equally the fees and expenses of AAA and the mediator associated with the mediation, and each Party will bear its own attorneys’ fees, costs and other expenses in connection with the mediation.

(d)                Arbitration. If the Dispute is not resolved in the course of such mediation, then upon the written demand of any Party, such Dispute shall be submitted promptly to and finally resolved by binding arbitration administered by the AAA or its successor in accordance with the AAA commercial arbitration rules and procedures in effect at the time the arbitration commences and the terms of this Section 10. The arbitration shall be conducted before one, neutral arbitrator unless the Parties involved in the Dispute agree in writing to a different number of arbitrators within fifteen (15) days after the written demand for arbitration is made. The arbitrator(s) shall be selected and appointed in accordance with such AAA rules and procedures. The same person may not serve both as the mediator and the arbitrator. The arbitration shall be conducted in Michigan. Each Party may be represented by one or more attorneys or other selected representative(s). The arbitrator(s) will give effect to applicable statutes of limitation in determining any Dispute and may dismiss the arbitration on the basis that the Dispute is barred by such statutes of limitation. For purposes of the application of any statutes of limitation, the filing with the AAA under applicable AAA rules and procedures for arbitration of a demand for arbitration is the equivalent of the filing of a lawsuit. Any Dispute concerning this Section 10 or whether a Dispute is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) may award any appropriate remedy, including monetary damages, injunctive relief or other equitable relief; provided, that the arbitrator(s) may not award punitive or exemplary damages. The award shall be in writing and shall be final and binding on the Parties involved. The award may include interest, as determined by the arbitrator(s), from the date of any default, breach or other accrual of a Dispute until the arbitral award is paid in full. The arbitration shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Subject to Section 11(d) hereof, each Party will bear and pay equally the fees and expenses of AAA and the arbitrator(s) associated with the arbitration, and each Party will bear its own attorneys’ fees, costs and other expenses in connection with the arbitration.

(e)                Modification. If the arbitrator(s) determines that this Agreement or any part hereof (whether this Agreement itself or together with the other relationships between or involving the Parties or any affiliate) is illegal, invalid, unenforceable, void or voidable, then the arbitrator(s) shall determine and effect an equitable modification of this Agreement that complies with applicable law and that approximates as closely as possible the economic arrangements and position of the Parties hereunder.

(f)                 Jurisdiction. Except as set forth in Section (10)(b)-(c), each of the Parties hereto irrevocably and unconditionally consents to the exclusive jurisdiction of AAA to resolve all Disputes subject to arbitration under this Agreement. Each Party further irrevocably waives any objection to proceeding before AAA based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before AAA has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given.

(g)                Equitable Remedies. The procedures set forth in this Section 10 shall be the sole and exclusive procedure for the resolution of Disputes; provided, however, that that a Party may seek temporary or preliminary injunctive relief or specific performance for the limited purpose of avoiding irreparable harm or as described in the following sentence, in each case in a court of applicable jurisdiction prior to, during or after arbitration without having to submit such matter to mediation, arbitration or the other procedures set forth in this Section 10. Each Party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other Parties hereto for which monetary damages alone could not adequately compensate and, therefore, License Holder and any non-breaching Party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available in equity, including seeking specific performance or the rescission of purchases, sales and other Transfers of Membership Interests not made in strict compliance with this Agreement.

(h)                Waiver of Right to Trial by Jury. BY AGREEING TO BINDING ARBITRATION PURSUANT TO THIS SECTION 10, THE PARTIES IRREVOCABLY AND VOLUNTARILY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE. THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS SECTION 10 IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY.

(i)                 Confidentiality of Dispute Resolution. All mediations and arbitrations pursuant to this Section 10 are confidential and may not be disclosed by the Parties, their affiliates, employees, officers, directors, counsel, consultants and expert witnesses, except (i) to the extent necessary to enforce any arbitration award or to enforce other rights of a Party, (ii) as required by applicable law, court order or legal process, (iii) in confidence to a Party’s owners, directors, officers, employees, attorneys, accountants, advisors, affiliates and other representatives or (iv) for a bona fide business purpose, such as disclosure in confidence to a Party’s or its affiliates’ investors, lenders or potential investors, lenders or purchasers; provided, however, that, breach of this confidentiality provision shall not void any arbitral award.

(j)                 Enforceability. The Parties have carefully structured this Agreement and the arrangements hereunder to comply fully with applicable laws and have consulted to their satisfaction with their respective legal counsel in connection therewith. Each Party acknowledges and agrees that this Agreement and such arrangements are valid, legal and enforceable obligations of such Party. Each of the Parties agrees that it, he or she shall not make, assert, maintain or initiate, nor cause to be made, asserted, maintained or initiated, any claim, charge, demand, action, arbitration or proceeding of any type, the basis of which is, in whole or in part, that this Agreement or any portion thereof, or the relationships created thereby, is illegal. If a Party takes any action which is inconsistent with the preceding sentence, then such Party shall pay all costs and expenses (including attorneys’ fees) incurred by the other parties in defending or responding to such claim, charge, demand, action, arbitration or proceeding, which payment shall be made promptly to such other Party upon its request.

11.          Miscellaneous Provisions.

(a)                Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed effectively given if and when delivered personally to the recipient, or one business day after being sent to the recipient by nationally recognized overnight private carrier (charges prepaid), or three business days after being mailed to the recipient by certified or registered mail (postage prepaid and return receipt requested). Any Party may change the address to which notices are to be addressed by giving the other Parties notice in such manner.

(b)                Assignment. Neither this Agreement nor any interest herein may be assigned in whole or in part by any Party without obtaining the prior written consent of the other Parties; provided, however, that Service Company may assign, delegate, transfer or convey its rights, benefits and/or obligations hereunder (whether by merger, consolidation, operation or otherwise) to a parent, subsidiary or affiliate thereof or to an entity into which Service Company is merged or with which Service Company is consolidated or to a purchaser of all or substantially all of its assets or capital stock or as part of a corporate reorganization, and Service Company may collaterally assign its rights and benefits hereunder to any lender, for security purposes or as collateral, from which Service Company or its affiliate obtains financing.

(c)                Binding Effect. Subject to the restrictions against transfer or assignment as herein contained, the provisions of this Agreement shall inure to the benefit of and shall be binding on the successors and permitted assigns of each of the Parties hereto.

(d)                Governing Law; Venue; Attorneys’ Fees. This Agreement shall be governed by the laws of the State of Michigan, without regard to the principles of conflicts of law thereof. This Agreement and its subject matter have substantial contacts with the State of Michigan, and, subject to the provisions of Section 10 hereof, all actions, suits or other proceedings with respect to this Agreement shall be brought only in a court of competent jurisdiction sitting in Michigan. In any such action, suit or proceeding, such court shall have personal jurisdiction of all of the Parties hereto, and service of process upon them under any applicable statutes, laws and rules shall be deemed valid and good. In any civil action, arbitration or other proceeding brought to enforce the terms hereof, or to redress a breach of a term hereof or other Dispute, the prevailing Party shall be entitled to payment from the non-prevailing Party(ies) of its reasonable attorneys’ fees and expenses in addition to any damages or other relief to which it may become entitled.

(e)                Federal Cannabis Laws. The Parties agree and acknowledge that no Party makes, will make, or shall be deemed to make or have made any representation or warranty of any kind regarding the compliance of this Agreement with any Federal Cannabis Laws. No Party shall have any right of rescission or amendment arising out of or relating to any non-compliance with Federal Cannabis Laws unless such non-compliance also constitutes a violation of applicable state law as determined in accordance with the Act or by the Regulator, and no Party shall seek to enforce the provisions hereof in federal court unless and until the Parties have reasonably determined that the Act is fully compliant with Federal Cannabis Laws. As used herein, “Federal Cannabis Laws” means any U.S. federal laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

(f)                 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction and such other provisions shall be valid and enforceable to the fullest extent permitted by law, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(g)                Interpretation: Headings. The terms “include” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause, and shall be deemed to be followed by the words “without limitation.” Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings is solely for convenience and shall not affect in any way the meaning or interpretation of this Agreement. The term (i) “Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or any other entity, or a governmental entity or any department, agency or political subdivision thereof, and (ii) “affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, with “control” meaning possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, through ownership of voting securities or equity interests, by contract or otherwise.

(h)                Amendments. Any amendments to this Agreement shall be in writing and executed on behalf of each Party by any duly authorized officer thereof, and this Agreement may not be modified, amended or terminated orally.

(i)                 Waiver of Breach. Any waiver of any term and condition of this Agreement must be in writing and signed by the Party against whom it is sought to be asserted. The waiver by either Party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any other provision hereof or of any subsequent or continuing breach of the same or another provision hereof. No failure, neglect or delay on the part of any Party in exercising any right hereunder will be deemed a waiver thereof and shall not affect such Party’s right to enforce such right, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

(j)                 Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law.

(k)                Entire Agreement. With respect to the subject matter of this Agreement, this Agreement supersedes any prior agreement or understanding between the Parties and constitutes the entire agreement between the Parties. The Parties specifically acknowledge that, in entering into and executing this Agreement, the Parties rely solely upon the representations and agreements contained in this Agreement and no others.

(l)                 Counterparts. This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument. In making proof with respect to this Agreement, it will be necessary to produce only one copy hereof signed by the Party to be charged. The Parties may deliver executed counterpart signature pages to this Agreement by facsimile transmission, by electronic mail in .pdf form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, and such delivery shall have the same effect as physical delivery of the paper document bearing an original signature.

(m)              No Third Party Beneficiaries. This Agreement is entered into for the sole benefit of License Holder, the Member, the Subsidiaries and Service Company, and their respective successors and permitted assigns, and nothing herein or in the Parties’ course of dealings shall be construed as conferring any third party beneficiary rights or status on any person or entity not a Party to this Agreement.

(n)                No Warranties; Limitation of Liability. SERVICE COMPANY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, HEREUNDER. SERVICE COMPANY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES, CONDITIONS AND OTHER TERMS, WHETHER STATUTORY, ARISING FROM COURSE OF DEALING, OR OTHERWISE. IN NO EVENT SHALL SERVICE COMPANY BE LIABLE FOR ANY INDIRECT, SPECIAL, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH HEREOF, INCLUDING LOST PROFITS, LOST DATA, BUSINESS INTERRUPTIONS OR OTHER ECONOMIC LOSS. THE DISCLAIMERS SET FORTH IN THIS SECTION SHALL APPLY EVEN IF SERVICE COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date written above.

LICENSE HOLDER:	AEY HOLDINGS LLC

By:
Name: David Malinoski
Title: Member

SERVICE COMPANY:	SPARTAN PARTNERS HOLDINGS, LLC

By:
Name: Fabian Monaco
Its: President

MEMBER:
David Malinoski

[Signature Page to Membership Interest Transfer and Succession Agreement]

EXHIBIT A

CONSENT AND ACKNOWLEDGEMENT OF SPOUSE

The undersigned, the spouse of David Malinoski (the “Member”), joins in the execution of that certain Membership Interest Transfer Restriction and Succession Agreement, dated as of the date hereof (the “Agreement”), among AEY HOLDINGS LLC, the Member and the other parties thereto, to evidence his, her or its (i) acknowledgement that he or she has reviewed the terms and conditions of the Agreement and consulted with legal, accounting, tax and other advisors to his or her satisfaction, and (ii) agreement that his or her community interest, if any, in and to the Membership Interests (as defined in the Agreement) is subject to and bound by the terms and conditions of the Agreement in all respects.

Acknowledged and Agreed as of

Date:	Name:

Print Name:

[Exhibit A to Membership Interest Transfer and Succession Agreement]

SCHEDULE 1

SUBSIDIARIES

All of the current and future direct and indirect subsidiaries of License Holder.

[Schedule 1 to Membership Interest Transfer and Succession Agreement]